Exhibit 99
Stem Announces Fourth Quarter and Full Year 2023 Results

Achieved Key Milestone with Positive Adjusted EBITDA in Q4 and 2H23
Expect to Generate at Least $50 million of Operating Cash Flow in 2024
Awarded PowerBidderTM Pro Contract by Mercuria Energy Trading

Outlook
•Expect to achieve positive adjusted EBITDA of between $5 million and $20 million in 20241
•Project at least $50 million in operating cash flow generation for the full year 2024 with no equity issuance

Fourth Quarter and Full Year 2023 Financial and Operating Highlights
Financial Highlights – Fourth Quarter 2023
•Revenue of $167.4 million, up from $155.5 million (+8%) in Q4 2022
•GAAP gross margin of 7%, down from 8% in Q4 2022
•Non-GAAP gross margin of 13%, up from 11% in Q4 2022
•Net loss of $37.7 million versus net loss of $35.3 million in Q4 2022
•Adjusted EBITDA of $4.6 million versus $(9.5) million in Q4 2022
•Ended Q4 2023 with $113.6 million in cash, cash equivalents, and short-term investments
Financial Highlights - Full Year 2023
•Revenue of $461.5 million, up from $363.0 million (+27%) for full year 2022
•GAAP gross margin of 1%, versus 9% for full year 2022
•Non-GAAP gross margin of 15%, versus 13% for full year 2022
•Net loss of $140.4 million versus net loss of $124.1 million for full year 2022
•Adjusted EBITDA of $(19.5) million versus $(46.0) million for full year 2022
Operating Highlights – Fourth Quarter 2023 and Full Year 2023
•Bookings of $256.1 million in Q4 2023, versus $457.5 million (-44%) in Q4 2022
•Bookings of $1.53 billion in full year 2023, up from $1.06 billion (+44%) in full year 2022
•Contracted backlog of $1.9 billion at end of Q4 2023, up from $969.0 million (+99%) at end of Q4 2022
•Contracted storage assets under management (AUM) of 5.5 gigawatt hours (GWh) at end of Q4 2023, up from 5.0 GWh (+10%) at end of Q3 2023 and 3.1 GWh (+77%) at end of 2022
•Solar monitoring AUM of 27.5 gigawatts (GW), up from 26.3 GW (+5%) at the end of Q3 2023 and 25.0 GW (+10%) at the end of 2022
•Contracted Annual Recurring Revenue (CARR) of $91.0 million, up from $87.5 million (+4%) at end of Q3 2023 and $65.3 million (+39%) at end of 2022

SAN FRANCISCO – February 28, 2024 – Stem, Inc. (“Stem” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three and twelve months ended December 31, 2023. Reported results in this press release reflect AlsoEnergy’s operations from February 1, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We are proud to report that Stem reached our commitment to deliver positive adjusted EBITDA in the second half of 2023. We accomplished our goal through increased margins and ongoing operating cost discipline. We believe we are in a strong position to generate positive operating cash flow driven by our software technology leadership.

“Underlying demand for our market-leading solutions remains strong, as evidenced by another solid quarter of bookings, which drove our contracted backlog near $2 billion. In September, we introduced Athena® PowerBidder
1 See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why the Company is unable to reconcile adjusted EBITDA guidance to its most comparable financial measure calculated in accordance with GAAP.

Pro, an exciting new SaaS product for participation in wholesale energy markets, and today I am pleased to announce our first PowerBidder Pro contract with Mercuria, a leading energy trader. Our customers continue to value our differentiated services, as indicated by our high retention rates and top quartile net promoter scores.

“We are introducing our full year 2024 financial and operating outlook. For the year, we forecast adjusted EBITDA of between $5 million and $20 million and positive operating cash flow of at least $50 million. We also expect strong growth in revenue, bookings, CARR and AUM. Finally, we expect to achieve our plan without needing to issue equity.

“The management team and I are deeply focused on three guiding principles in 2024: extending our technology leadership position, building software services revenue, and profitable growth.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in millions)		(in millions)
Key Financial Results
Revenue (1)	$167.4	$155.5	$461.5	$363.0
GAAP Gross Profit	$11.0	$12.6	$3.6	$33.1
GAAP Gross Margin (%)	7%	8%	1%	9%
Non-GAAP Gross Profit*	$22.2	$17.0	$75.1	$47.3
Non-GAAP Gross Margin (%)*	13%	11%	15%	13%
Net Loss	$(37.7)	$(35.3)	$(140.4)	$(124.1)
Adjusted EBITDA*	$4.6	$(9.5)	$(19.5)	$(46.0)

Key Operating Metrics
Bookings	$256.1	$457.5	$1,532.4	$1,056.9
Contracted Backlog**	$1,929.3	$969.0	$1,929.3	$969.0
Contracted Storage AUM (in GWh)(2)**	5.5	3.1	5.5	3.1
Solar Monitoring AUM (in GW)**	27.5	25.0	27.5	25.0
CARR**	$91.0	$65.3	$91.0	$65.3
(1) Revenue, gross profit, and net loss were negatively impacted by a $35.1 million net reduction in revenue during the year ended December 31, 2023 and by excess supplier costs and resulting liquidated damages, as discussed below.
(2) Contracted storage AUM as of December 31, 2022 has been adjusted from 2.5 GWh, as previously disclosed, to 3.1 GWh. Revised AUM reflects adjustments to total GWh of energy storage as a result of revisions to the contracted system configuration or changes in hardware specifications due to updates from the original equipment manufacturer.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and non-GAAP margin have been adjusted to exclude the impact of the reduction in revenue, excess supplier costs and resulting liquidated damages as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
**At period end.
Fourth Quarter and Full Year 2023 Financial and Operating Results
Financial Results
Fourth quarter 2023 revenue increased 8% to a record $167.4 million, versus $155.5 million in the fourth quarter of 2022. Full year 2023 revenue increased 27% to a record $461.5 million versus $363.0 million in full year 2022. Higher storage hardware revenue from Front-of-the-Meter (“FTM”) partnership agreements drove a majority of the year-over-year increase, in addition to higher solar asset performance revenue.
Fourth quarter 2023 GAAP gross profit was $11.0 million, or 7%, versus $12.6 million, or 8%, in the fourth quarter of 2022, and GAAP gross loss of $(20.3) million, or (15)%, in the third quarter of 2023. Full year 2023 GAAP gross profit was $3.6 million, or 1%, versus full year 2022 GAAP gross profit of $33.1 million, or 9%. The year-over-year decrease in GAAP gross profit for the fourth quarter of 2023 resulted primarily from lower Services gross profit due to lower project services revenue. The year-over-year decrease for the full year resulted primarily from a $35.1 million net reduction in revenue, as described below.
Fourth quarter 2023 non-GAAP gross profit was $22.2 million, or 13%, versus $17.0 million, or 11%, in the fourth quarter of 2022, and $21.4 million, or 12% in the third quarter of 2023. Full year 2023 non-GAAP gross profit was $75.1 million, or 15% versus full year 2022 non-GAAP gross profit of $47.3 million, or 13%. The year-over-year increase in non-GAAP gross profit for the fourth quarter and full year of 2023 resulted primarily from higher sales.
Fourth quarter 2023 net loss was $37.7 million versus fourth quarter 2022 net loss of $35.3 million. Full year 2023 Net Loss was $140.4 million versus full year 2022 net loss of $124.1 million. The year-over-year increase in net loss for the fourth quarter of 2023 was driven by lower gross profit and higher interest expense. The year-over-year increase for the full year of 2023 resulted primarily from a $35.1 million net reduction in revenue as described below.
Fourth quarter 2023 adjusted EBITDA was $4.6 million compared to $(9.5) million in the fourth quarter of 2022. Full year 2023 adjusted EBITDA was $(19.5) million compared to $(46.0) million in full year 2022. The improvement in adjusted EBITDA, including the first-time achievement of positive adjusted EBITDA in the fourth quarter and second half of 2023, was due to an increase in sales, increased gross margins, and lower cash operating costs.

The Company ended the fourth quarter of 2023 with $113.6 million in cash, cash equivalents, and short-term investments, consisting of $105.4 million in cash and cash equivalents and $8.2 million in short-term investments, as compared to $125.4 million in cash, cash equivalents, and short-term investments at the end of the third quarter 2023. The primary drivers of the sequential decrease in cash were increased accounts receivable, which is expected to be collected in the near-term, and decreased accounts payable.

Operating Results
Contracted backlog was $1.93 billion at the end of the fourth quarter of 2023, compared to $1.84 billion as of the end of the third quarter of 2023, representing a 5% sequential increase. The increase in contracted backlog in the fourth quarter of 2023 resulted from quarterly bookings of $256 million, partially offset by revenue recognition and contract cancellations and amendments. Bookings of $256 million in the fourth quarter of 2023 decreased by 44% year-over-year versus $458 million in fourth quarter 2022. Full year 2023 bookings of $1.53 billion increased 44% versus full year 2022 bookings of $1.06 billion.
Fourth quarter 2023 contracted storage AUM increased 77% year-over-year and 10% sequentially to 5.5 GWh, driven by new contracts.
Fourth quarter 2023 CARR increased to $91.0 million, up from $87.5 million as of the end of the third quarter of 2023, a 4% sequential increase.
The following table provides a summary of backlog at the end of the fourth quarter of 2023, compared to backlog at the end of the third quarter of 2023 ($ millions):

End of 3Q23	$1,836.6
Add: Bookings	256.1
Less: Hardware revenue	(152.5)
Software/services	(11.7)
Cancellations	(2.4)
Amendments/other	3.2
End of 4Q23	$1,929.3

Recent Business Highlights

On November 16, 2023, the Company announced that Frost & Sullivan, a leading global research and growth consulting firm, has awarded Stem its 2023 New Product Innovation Award in the North America energy asset performance optimization industry. Frost & Sullivan’s independent evaluation credits Stem’s continued research and development, innovative software solutions, and strong commitment to proactively support customers as key differentiators in selecting the Company for the recognition. In addition, Frost & Sullivan states that Stem has earned the “trust and loyalty of businesses and utilities worldwide,” and that “Stem is well-positioned to drive the energy asset performance optimization space into its next growth phase, capturing market share and sustaining its leadership in the coming years.”

On December 15, 2023, the Company announced the results of its ERCOT benchmarking analysis from 2022. The analysis demonstrated that Athena’s advanced optimization capability unlocks significant revenue potential. In the backcast simulations, Athena outperformed six competitors in revenue attainment by an average of 28%. Athena’s optimization platform captured 75% of the theoretical maximum revenue vs competitors at 61% and the platform’s stochastic price forecasts enabled a 53% uplift in revenue compared to a naïve persistence-based approach. This analysis uncovered and modeled key factors determining the economic success of storage in the ERCOT wholesale market and modeled the Athena platform’s performance managing bid optimization against a set of competitors in ERCOT.

On February 28, 2024, the Company announced that its Athena PowerBidder Pro application had been selected by Mercuria Energy Trading, a leading global energy trader, to support bid optimization management for one of its energy storage systems (ESS) in ERCOT. Under this software-only contract, Mercuria will leverage PowerBidder Pro’s combination of configurability, cutting-edge analytics, advanced price forecasting and bid optimization, and seamless automation to develop customized trading strategies for its energy storage assets to participate in ERCOT. Stem’s PowerBidder Pro offers Mercuria access to real-time performance metrics, industry-leading analytics, and customizable configurations necessary to tailor trading strategies to ESS constraints, contractual obligations, risk management objectives, and emergent market conditions. As Mercuria’s ESS portfolio grows to meet its corporate objectives, PowerBidder Pro offers a scalable solution to seamlessly manage trading strategies across its entire portfolio, including across different ISO markets.

Outlook
The Company is introducing full-year 2024 guidance ranges as follows ($ millions, unless otherwise noted):

Revenue	$600 - $700

Non-GAAP Gross Margin (%)	15% - 20%

Adjusted EBITDA	$5 - $20

Bookings	$1,500 - $2,000

CARR (year-end)	$115 - $130

Operating Cash Flow	Greater than $50

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

The Company’s full year 2024 Revenue projected quarterly performance are as follows:

Metric	Q1	Q2	Q3	Q4
Revenue	8%	10%	32%	50%
Additional Factors Affecting our Business and Operations
Stem continues to diversify its supply chain, integrate additional energy technologies, and deploy a portion of its balance sheet to help position the Company to meet the expected significant growth in customer demand. However, we are subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, the prospect of a shutdown of the U.S. federal government, and geopolitical pressures, including the Russia-Ukraine armed conflict, rising tensions between China and the United States, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) attributable to Stem before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain (loss) on the extinguishment of debt, revenue constraint, reduction in revenue, excess supplier costs and resulting liquidated damages, change in fair value of derivative liability, transaction and acquisition-related charges, litigation settlement, restructuring costs, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.
We define non-GAAP gross profit as gross profit excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs and resulting liquidated damages, reduction in revenue, and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit as a percentage of revenue.

The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52.0 million. However, due to the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42.0 million in accordance with GAAP, net of a $10.2 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not previously used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10.2 million revenue constraint from the first quarter of 2023 into non-GAAP gross profit enhances the comparability to the Company’s non-GAAP gross profit in prior periods. Because the purchase orders are variable and depend on the specified price per ton of lithium carbonate at the time of final measurement at the end of the first quarter of 2024, the Company is expected to receive, pursuant to such purchase orders, final consideration of at least approximately $34.0 million, subject to market conditions upon settlement. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.
In the fourth quarter of 2023, we incurred costs of $2.7 million above initially agreed prices on the acquisition of certain hardware systems from one of our suppliers, which resulted from production delays by such supplier. This in turn caused fulfillment and delivery delays on an order to one of our customers, as a result of which we further incurred liquidated damages of $4.8 million under the customer contract. Because we had not previously incurred costs above initially agreed upon prices with a hardware supplier and were subsequently required to pay liquidated damages to a customer, we excluded these two items from adjusted EBITDA and non-GAAP gross profit to better facilitate comparisons of our underlying operating performance across periods.
In certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. Under this guarantee, if these customers were unable to install or designate the hardware to a specified project within such period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. The guarantee provided that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for such contractual terms and guarantees as variable consideration at each measurement date. The Company updates its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that have changed from the time of the initial estimate and, as a result, the Company recorded a net revenue reduction of $35.1 million during the full year 2023. Because these guarantees in customer contracts had not previously resulted in a revenue reduction in prior periods, and because the Company does not intend to provide such parent company guarantees going forward, the Company believes that excluding the impact of the $35.1 million net reduction in revenue from adjusted EBITDA and non-GAAP gross profit enhances the comparability to these metrics in prior periods. $16.9 million of the $35.1 million net reduction in revenue referred to above related to deliveries of hardware that occurred during fiscal year 2022, and $18.2 million related to hardware deliveries that occurred during fiscal year 2023. Because these contractual terms and guarantees had not previously resulted in a revenue reduction in prior periods, and because we do not intend to provide such parent company guarantees in customer contracts going forward, we believe that excluding the impact of the $35.1 million net reduction in revenue from adjusted EBITDA and non-GAAP gross profit enhances the comparability to these metrics in prior periods.
We do not intend to provide new parent company guarantees in customer contracts going forward. In addition, the Company does not expect that future revenue reductions, if any, as a result of outstanding guarantees will be material.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Wednesday, February 28, 2024 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304 and referencing Stem. An audio replay will be available shortly after the call until March 28, 2024, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10022734. A replay of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage our supply chains and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels; the effects of natural disasters and other events beyond our control; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and our future results of operations, including adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, instability in financial institutions, and the prospect of a shutdown of the U.S. federal government; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the ongoing conflict in Ukraine; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contact
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$105,375	$87,903
Short-term investments	8,219	162,074
Accounts receivable, net of allowances of $4,904 and $3,879 as of December 31, 2023 and December 31, 2022, respectively	302,848	223,219
Inventory, net	26,665	8,374
Deferred costs with suppliers	20,555	43,159
Other current assets (includes $73 and $74 due from related parties as of December 31, 2023 and December 31, 2022, respectively)	9,303	8,026
Total current assets	472,965	532,755
Energy storage systems, net	74,418	90,757
Contract origination costs, net	11,119	11,697
Goodwill	547,205	546,649
Intangible assets, net	157,146	162,265
Operating lease right-of-use assets	12,255	12,431
Other noncurrent assets	81,869	65,339
Total assets	$1,356,977	$1,421,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,277	$83,831
Accrued liabilities	76,873	85,258
Accrued payroll	14,372	12,466
Financing obligation, current portion	14,835	15,720
Deferred revenue, current portion	53,997	64,311
Other current liabilities (includes $31 and $687 due to related parties as of December 31, 2023 and December 31, 2022, respectively)	12,726	5,412
Total current liabilities	251,080	266,998
Deferred revenue, noncurrent	88,650	73,763
Asset retirement obligation	4,052	4,262
Notes payable, noncurrent	—	1,603
Convertible notes, noncurrent	523,633	447,909
Financing obligation, noncurrent	52,010	63,867
Lease liabilities, noncurrent	10,455	10,962
Other liabilities	416	362
Total liabilities	930,296	869,726
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of December 31, 2023 and December 31, 2022, respectively; zero shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2023 and December 31, 2022; 155,932,880 and 154,540,197 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	16	15
Additional paid-in capital	1,198,716	1,185,364
Accumulated other comprehensive loss	(42)	(1,672)
Accumulated deficit	(772,494)	(632,081)
Total Stem's stockholders’ equity	426,196	551,626
Non-controlling interests	485	541
Total stockholders’ equity	426,681	552,167
Total liabilities and stockholders’ equity	$1,356,977	$1,421,893

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2023	2022	2021
Revenue
Services and other revenue	$62,548	$52,143	$20,463
Hardware revenue	398,967	310,837	106,908
Total revenue	461,515	362,980	127,371
Cost of revenue
Cost of services and other revenue	50,298	43,153	28,177
Cost of hardware revenue	407,552	286,735	97,947
Total cost of revenue	457,850	329,888	126,124
Gross profit	3,665	33,092	1,247
Operating expenses
Sales and marketing	51,556	48,882	19,950
Research and development	56,508	38,303	22,723
General and administrative	74,915	77,028	41,648
Total operating expenses	182,979	164,213	84,321
Loss from operations	(179,314)	(131,121)	(83,074)
Other income (expense), net
Interest expense, net	(14,977)	(10,468)	(17,395)
Gain (loss) on extinguishment of debt, net	59,121	—	(5,064)
Change in fair value of derivative liability	(7,731)	—	—
Change in fair value of warrants and embedded derivatives	—	—	3,424
Other income, net	2,921	2,374	898
Total other income (expense), net	39,334	(8,094)	(18,137)
Loss before (provision for) benefit from income taxes	(139,980)	(139,215)	(101,211)
(Provision for) benefit from income taxes	(433)	15,161	—
Net loss	$(140,413)	$(124,054)	$(101,211)

Net loss per share attributable to Stem common shareholders, basic and diluted	$(0.90)	$(0.81)	$(0.96)

Weighted-average shares used in computing net loss per share to Stem common shareholders, basic and diluted	155,583,957	153,413,743	105,561,139

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2023	2022	2021
OPERATING ACTIVITIES
Net loss	$(140,413)	$(124,054)	$(101,211)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	46,275	45,434	24,473
Non-cash interest expense, including interest expenses associated with debt issuance costs	2,602	1,901	9,648
Stock-based compensation	45,109	28,661	13,546
Change in fair value of derivative liability	7,731	—	—
Change in fair value of warrant liability and embedded derivative	—	—	(3,424)
Non-cash lease expense	2,928	2,328	896
Accretion of asset retirement obligations	234	243	229
Impairment loss of energy storage systems	4,683	2,571	4,320
Loss on disposal of property, plant and equipment	—	276	—
Impairment loss of project assets	176	502	—
Issuance of warrants for services	—	—	9,183
Net (accretion of discount) amortization of premium on investments	(1,755)	(123)	664
Income tax benefit from release of valuation allowance	(335)	(15,100)	—
Provision for accounts receivable allowance	1,447	3,590	—
Net loss on investments	1,561	—	—
Gain on extinguishment of debt, net	(59,121)	—	—
Other	(949)	3	(50)
Changes in operating assets and liabilities:
Accounts receivable	(80,887)	(155,817)	(48,125)
Inventory	(18,291)	18,606	(1,877)
Deferred costs with suppliers	30,322	(37,134)	(7,540)
Other assets	(18,036)	(29,420)	(17,243)
Contract origination costs, net	(5,924)	(9,612)	(2,622)
Project assets	(5,392)	(3,711)	—
Accounts payable	(5,241)	53,260	16,329
Accrued expense and other liabilities	(15,762)	62,210	17,007
Deferred revenue	4,573	51,005	(14,967)
Operating lease liabilities, net	(2,912)	(1,649)	(502)
Net cash used in operating activities	(207,377)	(106,030)	(101,266)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(1,847)	(533,009)	—
Purchase of available-for-sale investments	(60,002)	(220,640)	(189,858)
Proceeds from maturities of available-for-sale investments	141,810	219,264	—
Proceeds from sales of available-for-sale investments	73,917	10,930	16,011
Purchase of energy storage systems	(2,634)	(2,606)	(3,604)
Capital expenditures on internally-developed software	(14,097)	(16,767)	(5,970)
Distribution from (purchase of) equity method investment	85	(50)	(1,212)
Purchase of property and equipment	(1,505)	(1,495)	(600)
Net cash provided by (used in) investing activities	135,727	(544,373)	(185,233)
FINANCING ACTIVITIES
Proceeds from exercise of stock options	276	1,276	148,532
Payments for taxes related to net share settlement of stock options	—	(2,302)	(12,622)
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	—	—	550,322
Proceeds from financing obligations	—	1,519	7,839
Repayment of financing obligations	(12,686)	(10,306)	(9,587)
Proceeds from issuance of convertible notes, net of issuance costs of $7,601, $0 and $14,299 for the years ended December 31, 2023, 2022 and 2021, respectively	232,399	—	446,827

Repayment of convertible notes	(99,754)	—	—
Purchase of capped call options	(27,840)	—	(66,700)
Proceeds from issuance of notes payable, net of issuance costs of $0, $0 and $0 for the years December 31, 2021, 2020 and 2019, respectively	—	—	3,930
(Redemption of) investment from non-controlling interests	(56)	541	—
Repayment of notes payable	(2,101)	—	(41,446)
Net cash provided by (used in) financing activities	90,238	(9,272)	1,027,095
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(16)	(202)	242
Net increase (decrease) in cash, cash equivalents and restricted cash	18,572	(659,877)	740,838
Cash, cash equivalents and restricted cash, beginning of year	87,903	747,780	6,942
Cash, cash equivalents and restricted cash, end of period	$106,475	$87,903	$747,780

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net loss:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net loss	$(37,685)	$(35,273)	$(140,413)	$(124,054)
Adjusted to exclude the following:
Depreciation and amortization (1)	15,036	15,430	51,134	48,783
Interest expense, net	4,892	2,039	14,977	10,468
Gain on extinguishment of debt, net	—	—	(59,121)	—
Stock-based compensation	16,789	8,251	45,109	28,661
Revenue constraint (2)	—	—	10,200	—
Revenue reduction, net (3)	(2,326)	—	35,051	—
Excess supplier costs and resulting liquidated damages (4)	7,554	—	7,554	—
Change in fair value of derivative liability	—	—	7,731	—
Transaction costs in connection with business combination	—	—	—	6,068
Litigation settlement	—	—	—	(727)
Provision for (benefit from) income taxes	79	40	433	(15,161)
Other expenses (5)	277	—	7,889	—
Adjusted EBITDA	$4,616	$(9,513)	$(19,456)	$(45,962)
Adjusted EBITDA, as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Depreciation and amortization include depreciation and amortization expense, impairment loss of energy storage systems, and impairment loss of project assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(4) Refer to the discussion of excess supplier costs and resulting liquidation damages in the table provided below.
(5) Adjusted EBITDA for the year ended December 31, 2023 reflects other expenses of $7.9 million. Other expenses include $5.6 million in accruals for sales taxes, $1.3 million for expenses related to restructuring costs, $0.5 million for impairments, and $0.5 million of other non-recurring expenses. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit and margin ($ in millions, except for percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$167.4	$155.5	$461.5	$363.0
Cost of revenue	(156.4)	(142.9)	(457.9)	(329.9)
GAAP gross profit ($)	$11.0	$12.6	$3.6	$33.1
GAAP gross margin (%)	7%	8%	1%	9%

Non-GAAP gross profit
GAAP Revenue	$167.4	$155.5	$461.5	$363.0
Add: Revenue constraint (1)	—	—	10.2	—
Add: Revenue reduction, net (2)	(2.3)	—	35.1	—
Add: Liquidated damages (3)	4.8	—	4.8	—
Subtotal	169.9	155.5	511.6	363.0
Less: Cost of revenue	(156.4)	(142.9)	(457.9)	(329.9)
Add: Amortization of capitalized software & developed technology	3.7	3.1	13.5	10.7
Add: Impairments	2.3	1.3	5.2	3.5
Add: Excess supplier costs (3)	2.7	—	2.7	—
Non-GAAP gross profit ($)	$22.2	$17.0	$75.1	$47.3
Non-GAAP gross margin (%)	13%	11%	15%	13%
Non-GAAP gross margin as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit provided above.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of excess supplier costs and resulting liquidated damages in the definition of non-GAAP gross profit provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-24 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Services revenue, which represents total nominal software and services contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities.